UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bergmann, Jr., Charles H.
   51 Chestnut Ridge Road
   Montvale, NJ  07645
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Benjamin Moore & Co.

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |1,717             |D  |$37.82     |1                  |D     |                           |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |282,678           |D  |$37.82     |-0-                |I     |Managing Gen'l Partner**   |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |12,528            |D  |$37.82     |-0-                |I     |Co-Trustee of Trust*       |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |24,192            |D  |$37.82     |-0-                |I     |Spouse & son as co-ttees of|
Value                      |00    |    | |                  |   |           |                   |      | Trust*                    |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |804               |D  |$37.82     |1                  |I     |By son*                    |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |11,916            |D  |$37.82     |-0-                |I     |Co-Trustee of Trust        |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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*Disclaimed beneficial owne|      |    | |                  |   |           |                   |      |                           |
rship with respect to such |      |    | |                  |   |           |                   |      |                           |
shares.                    |      |    | |                  |   |           |                   |      |                           |
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**Bergmann Enterprises Limi|      |    | |                  |   |           |                   |      |                           |
ted Partnership.           |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonemployee Director S|$27.91  |***  |    | |           |   |12/15|04/17|Common Stock|       |       |3,000       |D  |            |
tock Option (Right to |        |     |    | |           |   |/00  |/08  |/          $|       |       |            |   |            |
Buy)                  |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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Nonemployee Director S|$26.96  |***  |    | |           |   |12/15|04/16|Common Stock|       |       |3,000       |D  |            |
tock Option (Right to |        |     |    | |           |   |/00  |/09  |/          $|       |       |            |   |            |
Buy)                  |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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Nonemployee Director S|$30.16  |***  |    | |           |   |12/15|04/28|Common Stock|       |       |3,000       |D  |            |
tock Option (Right to |        |     |    | |           |   |/00  |/10  |/          $|       |       |            |   |            |
Buy)                  |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
***Previously reported exempt option grants to reporting person under Rule 16b-3(d).
SIGNATURE OF REPORTING PERSON
/s/Charles H. Bergmann, Jr.
DATE
January 9, 2001